Exhibit 99.1

REALTY INCOME Announces Closing of $862.5 MILLION CONVERTIBLE SENIOR NOTES OFFERING

SAN DIEGO, CALIFORNIA, January 8, 2026....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced the closing of its previously announced private offering of $862.5 million aggregate principal amount of 3.500% convertible senior notes due 2029 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering represents the aggregate of both the previously announced offering of $750.0 million, as well as the full exercise of the $112.5 million option to purchase additional notes granted by Realty Income to the initial purchasers of the notes.

The net proceeds from the offering were approximately $845.5 million, after deducting the initial purchasers’ discounts and commissions and Realty Income’s estimated offering expenses. Realty Income intends to use the majority of net proceeds from this offering for general corporate purposes, which may include, among other things, the repayment or repurchase of Realty Income’s indebtedness (including the $500.0 million of outstanding 5.050% senior notes due 2026, which mature on January 13, 2026 and/or borrowings under Realty Income’s revolving credit facilities and commercial paper programs), foreign currency swaps or other hedging instruments, the development, redevelopment and acquisition of additional properties, acquisition or business combination transactions, and the expansion and improvement of certain properties in Realty Income’s portfolio. Realty Income used approximately $101.9 million of the net proceeds from the offering to repurchase approximately 1.8 million shares of its common stock concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers of the notes or its affiliate, as Realty Income’s agent.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Realty Income

Realty Income (NYSE: O), an S&P 500 company, is real estate partner to the world's leading companies®. Founded in 1969, we serve our clients as a full-service real estate capital provider. As of September 30, 2025, we have a portfolio of over 15,500 properties in all 50 U.S. states, the U.K., and seven other countries in Europe. We are known as “The Monthly Dividend Company®” and have a mission to invest in people and places to deliver dependable monthly dividends that increase over time. Since our listing on the NYSE in 1994, we have had 133 dividend increases and are a member of the S&P 500 Dividend Aristocrats® index for having increased our dividend for over 30 consecutive years.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion of the offering, the expected amount and intended use of the net proceeds. Forward-looking statements represent Realty Income’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to Realty Income’s business, including those described in periodic reports that Realty Income files from time to time with the SEC. Realty Income may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Realty Income does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Investor Relations:

Jonathan Pong

Executive Vice President, CFO and Treasurer

+1 858 284 5177

jpong@realtyincome.com